EXHIBIT 11

                                MAXXAM INC.

                   COMPUTATION OF NET LOSS PER COMMON AND
                          COMMON EQUIVALENT SHARE
        (IN MILLIONS OF DOLLARS, EXCEPT SHARE AND PER SHARE AMOUNTS)



                                                     Three Months Ended
                                                          March 31,
                                               ------------------------------
                                                    1995             1994
                                               -------------    -------------
     Weighted average common and common
     equivalent shares outstanding during
     each period                                   9,376,703       9,376,703
     Common equivalent shares attributable to
     stock options and convertible
     securities                                       71,175          71,175
                                               -------------    -------------
     Total common and common equivalent
          shares                                   9,447,878       9,447,878
                                               =============    =============

Loss before extraordinary item                 $       (1.0)    $      (34.5)
Extraordinary item                                        -             (5.4)
                                               -------------    -------------
Net loss                                       $       (1.0)    $      (39.9)
                                               =============    =============


Per common and common equivalent share:
     Loss before extraordinary item            $       (.11)    $      (3.65)
     Extraordinary item                                   -             (.57)
                                               -------------    -------------
     Net loss                                  $       (.11)    $      (4.22)
                                               =============    =============

